Exhibit 99.1

NEWS RELEASE

NUVASIVE NAMES JASON M. HANNON PRESIDENT AND CHIEF OPERATING OFFICER;

PATRICK S. MILES ASSUMES ROLE OF VICE CHAIRMAN

Company Reiterates Full Year 2016 Financial Guidance

SAN DIEGO, CA – September 12, 2016 – NuVasive, Inc. (NASDAQ: NUVA), a leading medical device company focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, today announced Jason M. Hannon has been promoted to president and chief operating officer. Mr. Hannon will succeed Patrick S. Miles who has been appointed vice chairman of NuVasive, Inc. and will continue to serve as a member of the Company’s Board of Directors.

Jason Hannon Named President and Chief Operating Officer

In this newly expanded role, Mr. Hannon will be responsible for leading NuVasive’s global products and services, including product management and development, as well as operational duties, including manufacturing, customer fulfillment and quality engineering. Mr. Hannon will continue to oversee international operations working alongside NuVasive’s strong international leadership team. In his more than 11 years at NuVasive, Mr. Hannon has led key areas of the Company’s business, including strategy, corporate development, legal and regulatory. Since July 2015, Mr. Hannon has served as executive vice president, International.

“Jason has extensive knowledge about our business operations and the markets we serve, as well as strong relationships with our customers,” said Gregory T. Lucier, NuVasive’s chairman and chief executive officer. “Jason has demonstrated operational acumen as the leader of our international business where he spearheaded a successful revitalization in our global markets with a return to double-digit revenue growth. I am proud of our efforts to develop a deep bench of executive talent, along with a clear succession plan aligned to our long-term strategic goals.”

Patrick Miles Named Vice Chairman

In his new capacity as vice chairman, Mr. Miles will focus on enhancing NuVasive’s strategic plans for the future of spine surgery, supporting technology development and helping the Company become the ultimate partner to NuVasive customers and patients. He will continue to be actively engaged in supporting the Company’s next-generation spine solution research and development efforts.

“Pat is a valuable member of NuVasive’s leadership team and we are pleased that he will continue to advance the execution of the Company’s strategic priorities as vice chairman. With an experienced team in place and a spine business well positioned for continued profitability and growth, we welcome Pat into his new role to help guide NuVasive forward,” said Mr. Lucier.

“I am excited about the future of NuVasive as it continues to lead innovation in spine. I have great respect for the leadership team in place and look forward to partnering with Jason to carry NuVasive’s innovation and operational strategies forward,” said Mr. Miles.

2016 Financial Guidance

The Company is reiterating its 2016 full year financial guidance announced on July 26, 2016, which includes revenue of approximately $962.0 million, non-GAAP diluted earnings per share of approximately $1.64 and non-GAAP operating profit margin of approximately 16.0%. For additional information, refer to NuVasive’s earnings announcement for the quarter ended on June 30, 2016.

About NuVasive

NuVasive, Inc. (NASDAQ: NUVA) is a world leader in minimally invasive, procedurally-integrated spine solutions. From complex spinal deformity to degenerative spinal conditions, NuVasive is transforming spine surgery with innovative technologies designed to deliver reproducible and clinically proven surgical outcomes. NuVasive’s highly differentiated, procedurally-integrated solutions include access instruments, implantable hardware and software systems for surgical planning and reconciliation technology that centers on achieving the global alignment of the spine. With $811 million in revenues (2015), NuVasive has an approximate 1,900 person workforce in more than 40 countries around the world. For more information, please visit nuvasive.com.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. In addition, this news release contains projections for 2016 financial guidance, which represents current estimates, including initial estimates of the potential benefits, synergies and cost savings associated with acquisitions, which are subject to the risk of being inaccurate because of the preliminary nature of the forecasts, the risk of further adjustment, or unanticipated difficulty in selling products or generating expected profitability. The potential risks and uncertainties that contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company’s surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive’s products (including the iGA™ platform), the Company’s ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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Investor Contact:

Suzanne Hatcher

NuVasive, Inc.

858-458-2240

investorrelations@nuvasive.com

Media Contact:

Michael Farrington

NuVasive, Inc.

858-909-1940

media@nuvasive.com